SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MET-PRO CORPORATION

(Name of registrant as specified in its charter)

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160 Cassell Road, Harleysville, Pennsylvania 19438

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held On June 6, 2007

To the Shareholders of MET-PRO CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), will be held at the Best Western Inn at Towamencin, Sumneytown Pike, Kulpsville, Pennsylvania, on June 6, 2007, at the hour of 9:30 a.m. for the following purposes:

1.	To elect two Directors to serve until the 2010 Annual Meeting of Shareholders.

2.	To ratify the selection of Margolis & Company P.C. as independent registered public accountants for the Company’s fiscal year ending January 31, 2008.

3.	To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on April 13, 2007, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

Gary J. Morgan
Secretary

Harleysville, Pennsylvania
April 20, 2007

   Whether or not you plan to attend the meeting, please sign and date the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it to the Company. The proxy may be revoked at any time before it is voted, and shareholders executing proxies may attend the meeting and vote there in person, should they so desire, except that, if the shares are held in street name, you may vote these shares in person at the meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

MET-PRO CORPORATION
160 Cassell Road, Harleysville, Pennsylvania 19438

PROXY STATEMENT

The Board of Directors of Met-Pro Corporation (the “Company” or “Met-Pro”) presents this proxy statement to all shareholders and solicits their proxies for the Annual Meeting of Shareholders to be held on June 6, 2007.

All proxies duly executed and received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. Under applicable New York Stock Exchange rules, if the Met-Pro shares that you own are registered in the name of your broker (“street name”), your broker, in the absence of your specific instructions on your executed proxy card, will vote your shares in favor of the named nominees to the Company’s Board of Directors and the ratification of the selection of Margolis & Company P.C. as independent registered public accountants for the fiscal year 2008. Similarly, if your Met-Pro shares are registered directly in your name, in the absence of your specific vote on your executed proxy card, your shares will be voted in favor of the named nominees to the Company’s Board of Directors and the ratification of the selection of Margolis & Company P.C. as independent registered accountants for the fiscal year 2008.

Management does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that proxy holders will have to vote for a substitute or alternate nominee. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. The proxy may be revoked at any time before being voted by written notice to such effect received by the Company, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438, attention: President, prior to exercise of the proxy, by delivery of a later proxy or by a vote cast in person at the meeting; provided, however, if the shares are held in street name, you may vote these shares in person at the meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. The Company will pay the entire expense of soliciting these proxies. Said solicitation will be primarily by mail, although we may engage officers of the Company or outside parties to solicit proxies personally or by telephone if we deem it expedient. In accordance with New York Stock Exchange rules, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxy materials to beneficial owners of Met-Pro shares.

The total number of Common Shares of the Company outstanding as of April 13, 2007 was 11,220,577. The Common Shares are the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only shareholders of record as of the close of business on April 13, 2007 will be entitled to vote.

Directors are elected by a plurality of the votes cast. Shares represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as Directors are deemed not to have been cast, and will have no effect upon the vote as to the election of Directors.

A list of shareholders entitled to vote at the meeting will be available at the Company’s offices, 160 Cassell Road, Harleysville, Pennsylvania 19438, for a period of ten (10) days prior to the meeting for examination by any shareholder.

These proxy materials were first mailed to shareholders of the Company on or about April 20, 2007.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. Two Directors, Raymond J. De Hont and Nicholas DeBenedictis, whose terms of office expire with the June 6, 2007 meeting, have been recommended by the Corporate Governance and Nominating Committee and nominated by the Board for re-election for terms that expire at the 2010 Annual Meeting. Information regarding the Board’s two nominees is set forth below. The term of William L. Kacin, a Director since 1993, also expires with the 2007 Annual Meeting. Mr. Kacin is not standing for re-election pursuant to the Board’s policy that Directors must be less than 75 years of age (70 years of age for Directors whose term of service began after January 1, 2004) as of the date of the Annual Meeting in order to be eligible for election to the Board. The Board has begun a search for a suitable candidate to fill the seat that will become available as a result of Mr. Kacin’s retirement, and expects to fill this vacancy after the 2007 Annual Meeting. Information regarding the Directors whose terms expire after the 2007 Annual Meeting is set forth on page 3.

Unless otherwise indicated in valid proxies received pursuant to this solicitation, such proxies will be voted for the election of the persons listed below as nominees for the terms set forth below. Management has no reason to believe that the nominees will not be available or will not serve if elected. Proxies may not be voted for more than two persons. If Messrs. De Hont or DeBenedictis should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated.

The following sets forth certain information as to the nominees for election as Directors and for each other person whose term of office as a Director will continue after this Annual Meeting of Shareholders:

FIRST YEAR
OF SERVICE
NAME	AGE	PRINCIPAL OCCUPATION	AS A
DIRECTOR

NOMINEES FOR TERMS TO EXPIRE IN 2010

Raymond J. De Hont	53
Mr. De Hont was elected Chairman of the Board of Directors in September 2003 and appointed President and Chief Executive Officer effective March 1, 2003. In February 2003, the Board of Directors appointed Mr. De Hont a Director of the Company. From June 2000 until March 2003, Mr. De Hont was the Chief Operating Officer of the Company, and from June 1995 through December 2000, he was Vice President and General Manager of the Company’s Fybroc Division. In addition, during the period October 1999 to December 2000, Mr. De Hont also served as General Manager of the Company’s Dean Pump business unit.
		2003

Nicholas DeBenedictis	61
Mr. DeBenedictis is Chairman of the Board, Chief Executive Officer and President of Aqua America, Inc. (formerly Philadelphia Suburban Corporation), positions that he has held for more than five years. Aqua America is the nation’s largest U.S.-based publicly-traded (New York Stock Exchange) water utility, serving approximately 2.5 million customers. See www.aquaamerica.com. Mr. DeBenedictis is also a Director of P.H. Glatfelter Company and Exelon Corporation as well as a member of the Board of Trustees of Drexel University. Currently, Mr. DeBenedictis serves on the Company’s Compensation and Stock Option Committee and the Audit Committee.
		1997

The Board of Directors recommends a vote FOR the election of the above nominees as Directors.

FIRST YEAR
OF SERVICE
NAME	AGE	PRINCIPAL OCCUPATION	AS A
DIRECTOR

DIRECTORS WHOSE TERMS TO EXPIRE IN 2008

Michael J. Morris	72
Mr. Morris is the retired Chief Executive Officer and President of both Transport International Pool (TIP) and GE Modular Buildings. Mr. Morris is a Director of Beneficial Mutual Bancorp and a Trustee of Beneficial Mutual Savings Bank where he serves as Chairman of the Executive Committee and a member of the Senior Loan Committee. Mr. Morris is a Director of Philadelphia Consolidated Holding Corporation and is Chairman of their Governance and Nominating Committee and a member of their Investment Committee. Currently, Mr. Morris is the Chairman of the Company’s Audit Committee and also serves on the Corporate Governance and Nominating Committee.
			1999

Constantine N. Papadakis, Ph.D.	61
Dr. Papadakis is the President of Drexel University, Philadelphia, Pennsylvania, a position that he has held for eleven years. Drexel University is the twentieth largest private university in the nation and is renown for its cooperative education program and its use of technology in the learning process. See www.Drexel.edu. Before joining Drexel, Dr. Papadakis was Dean of the College of Engineering of Colorado State University. Prior to returning to academia, Dr. Papadakis served as Vice President of Tetra Tech Inc., a Honeywell subsidiary; as Vice President of STS Consultants, LTD.; and at several engineering positions with Bechtel Power Corporation. Dr. Papadakis also serves on the Board of Directors of Amkor Technologies, Inc., Aqua America, Inc., CDI Corporation, MACE Security International, Inc., Sovereign Bank whose parent company is Sovereign Bancorp, Inc., as well as the Board of Governors of the Philadelphia Stock Exchange. Currently, Dr. Papadakis is the Chairman of the Company’s Corporate Governance and Nominating Committee and also serves on the Compensation and Stock Option Committee. Dr. Papadakis is also the Presiding Independent Director of the Executive Sessions of the Board.
			2004

		DIRECTORS WHOSE TERMS EXPIRE IN 2009

George H. Glatfelter II	55
Mr. Glatfelter II is Chairman of the Board and Chief Executive Officer of P. H. Glatfelter Company, positions that he has held for more than five years. P. H. Glatfelter Company, located in York, Pennsylvania, a specialty paper manufacturer and a leader in the manufacturing of publishing papers and tea bag papers, is a public company whose shares are listed on the New York Stock Exchange. See www.Glatfelter.com. Mr. Glatfelter II is also a Director of the National Council for Air and Stream Improvements, and the Alliance for the Chesapeake Bay. Currently, Mr. Glatfelter II is the Chairman of the Company’s Compensation and Stock Option Committee and also serves on the Corporate Governance and Nominating Committee.
			2004

Alan Lawley, Ph.D.	73
Dr. Lawley is Emeritus Professor of Metallurgy in the Department of Materials Science and Engineering at Drexel University, Philadelphia, Pennsylvania. He is a member of the National Academy of Engineering, a Fellow of ASM and APMI International, a former President of the Metallurgical Society and of AIME, and is Editor-in-Chief of the International Journal of Powder Metallurgy. He is an expert in physical and mechanical metallurgy, powder metallurgy, composite materials, and materials engineering design. He has consulted, lectured and published in these areas. Currently, Dr. Lawley serves on the Company’s Audit Committee.
			1990

Gary J. Morgan	52	Mr. Morgan is Senior Vice President-Finance, Secretary, Treasurer, and Chief Financial Officer of the Company. He was appointed Senior Vice President-Finance in June 2006, prior to which, since October 1997, he was Vice President-Finance, as well as Secretary, Treasurer and Chief Financial Officer. He is a Certified Public Accountant. Immediately prior to October 1997, Mr. Morgan was the Corporate Controller of the Company. He has been employed by the Company since 1980.	1998

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors presently consists of eight persons, with the Board having the authority under the By-laws from time to time to set the number of Directors constituting the whole of the Board. The term of William L. Kacin, a Director since 1993, expires with the 2007 Annual Meeting, and Mr. Kacin is not standing for re-election pursuant to the Board’s policy that Directors must be less than 75 years of age (70 years of age for Directors whose term of service began after January 1, 2004) as of the date of the Annual Meeting in order to be eligible for election to the Board. As a result of this, there is expected to be a vacancy on the Board immediately after the 2007 Annual Meeting. The Board has begun a search for a suitable candidate to fill this vacancy, which it expects to fill after the 2007 Annual Meeting.

The Board of Directors of the Company held six (6) meetings during the fiscal year ended January 31, 2007. The Board of Directors has three standing committees: the Audit, Compensation and Stock Option, and Corporate Governance and Nominating Committees.

The Board’s policy at present is that Committee appointments are for a two year term. All of the Directors attended at least 75% of the meetings of the Board and committees of which they were members.

Audit Committee

The Audit Committee of the Board of Directors is presently composed of Mr. Morris, Chairman, Mr. DeBenedictis and Dr. Lawley. The Board has determined that all of the members of the Audit Committee are “independent” within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. (See “Independence of Directors/Corporate Governance Guidelines” elsewhere in this proxy statement). The Board has also determined that there is at least one “audit committee financial expert” serving on the Audit Committee, as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, namely Mr. Morris. The Audit Committee met five times during the fiscal year 2007 (one meeting was by telephonic conference).

The focus of the Audit Committee is upon: (i) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; (ii) the independence and performance of the Company’s independent auditor; and (iii) the Company’s compliance with designated legal and regulatory requirements. Further information regarding the functions of the Audit Committee are set forth in the “Report of the Audit Committee” on page 25 and the “Audit Committee Charter” which is available on our Company’s website at www.met-pro.com  under the “Investor Relations - Corporate Governance” captions. A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Audit Committee periodically reviews and modifies its charter.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee of the Board, presently composed of Mr. Glatfelter II, Chairman, Mr. DeBenedictis and Dr. Papadakis, reviews and recommends to the Board appropriate action with respect to all matters pertaining to officers’ compensation, including the Chief Executive Officer, as well as stock option grants for Directors, officers and other key employees of the Company. See the Committee’s Compensation Discussion and Analysis on page 8 of this proxy statement. The Compensation and Stock Option Committee met two times during the fiscal year 2007.

The Board has determined that all the members of the Compensation and Stock Option Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The charter of the Compensation and Stock Option Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations - Corporate Governance” captions. A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Compensation and Stock Option Committee periodically reviews and modifies its charter.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is presently composed of Dr. Papadakis, Chairman, Mr. Glatfelter II and Mr. Morris. The Board has determined that all of the members of the Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee met two times during the fiscal year 2007.

The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee is responsible for developing and reviewing background information on candidates for the Board, and will make recommendations to the Board regarding such candidates. The Committee also is responsible for preparing and supervising the Board’s annual review of Director independence and the Board’s performance self-

evaluation. The charter of the Corporate Governance and Nominating Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations - Corporate Governance” captions. A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Corporate Governance and Nominating Committee periodically reviews and modifies its charter.

The Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Corporate Governance and Nominating Committee will also consider whether to nominate any person proposed by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations. See “Shareholder Proposals” elsewhere in this proxy statement.

Once the Corporate Governance and Nominating Committee has identified a new prospective nominee, the Committee expects to make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is anticipated to be based primarily on the need for additional Board members to fill vacancies (it being expected that there will be a vacancy immediately after the 2007 Annual Meeting which the Board expects to fill) or expand the size of the Board (as to which there is no present intention) and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, with prior approval of the candidate, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then expects to evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

w	the ability of the prospective nominee to represent the interests of the shareholders of the Company;
w	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
w
the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines; and

w	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also intends to consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and, as part of the Company’s commitment to diversity, the candidate’s race and gender. In connection with this evaluation, the Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee.

Shareholder and Other Interested Party Communications with Directors

Met-Pro shareholders and other interested parties who wish to communicate directly with the Board, a Board Committee, the Presiding Independent Director or any individual Director (including non-management Directors) can write to: Met-Pro Corporation, Board Administration, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438. The Company will review all such correspondence and provide any comments along with the full text of the communication to the Presiding Independent Director or the non-management Directors as a group, as the case may be.

In the case of a shareholder, your letter should indicate that you are a Met-Pro shareholder. Depending upon the subject matter, management will: forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, if appropriate, such as a request for information about the Company or a stock-related matter; or not forward the communication, if it is primarily commercial in nature or if it relates to an improper, irrelevant or inappropriate topic.

At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded, and will make those communications available to Directors upon request.

The Board’s policy is to encourage attendance by each Board member at the Annual Meeting of Shareholders. All Directors were in attendance at the 2006 Annual Meeting of Shareholders.

How to Request Copies of Certain Documents

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K, Corporate Governance Guidelines, charters of the various Committees of the Board of Directors (Corporate Governance and Nominating; Compensation and Stock Option; and Audit) and Codes of Conduct (Code of Business Conduct and Ethics (all employees and Directors) and Code of Ethics (CEO and CFO only)). Please direct your requests to Gary J. Morgan, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438.

INDEPENDENCE OF DIRECTORS/CORPORATE GOVERNANCE GUIDELINES

The Corporate Governance Guidelines adopted by the Board are intended to meet or exceed the listing standards adopted by the New York Stock Exchange. The Guidelines describing the composition of the Board addressing Director independence are available on our Company’s website at www.met-pro.com under the “Investor Relations - Corporate Governance” captions. A copy may also be obtained upon request from the Company’s Corporate Secretary.

At its April 2007 meeting, the Board reviewed Director independence, inquiring into transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, the disclosure of which would be required under SEC rules in this proxy statement under the section “Certain Business Relationships,” as to which there are none. The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were consistent with a determination that the Director is independent.

As a result of this review, the Board determined Nicholas DeBenedictis, George H. Glatfelter II, Alan Lawley, Michael J. Morris and Constantine N. Papadakis are “independent” Directors for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange.

The Company’s independent Directors meet periodically, without management being present, generally in connection with a scheduled meeting of the Board of Directors. These meetings are presided over by a Presiding Independent Director. The policy of our Board of Directors is that the Chair of the Corporate Governance and Nominating Committee is the Presiding Independent Director. At its meeting in June 2006, the Company’s non-management Directors elected Constantine N. Papadakis, Ph.D., as Chair of the Corporate Governance and Nominating Committee, and as such, Dr. Papadakis currently serves as the Company’s Presiding Independent Director, for a term ending with the 2008 Annual Meeting of Shareholders.

The duties of the Presiding Independent Director include: presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the non-management Directors; serving as liaison between the Chairman and the independent Directors; reviewing information sent to the Board; reviewing meeting agendas for the Board; reviewing meeting schedules to assure that there is sufficient time for discussion of all agenda items; calling meetings of the independent Directors, if appropriate; and, if requested by major shareholders, ensuring that he is available for consultation and direct communication with such shareholders.

CODES OF ETHICS

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer and Chief Financial Officer. The Board has also approved a separate Code of Ethics which is specifically applicable to the Chief Executive Officer and Chief Financial Officer. Both the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Chief Financial Officer are available on our Company’s website at www.met-pro.com under the “Investor Relations - Corporate Governance” captions. A copy of either code may also be obtained upon request from the Company’s Corporate Secretary.

SHARE OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth as of March 23, 2007 the number and percentage of shares held by each Director and nominee for Director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all Directors, nominees and executive officers as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Executive Officers and Directors	Number of Common Shares Owned	Common Shares Underlying Options Exercisable Within 60 Days (1)	Percent of Shares Beneficially Owned (2)
Raymond J. De Hont	10,513	(3)	150,136	1.4%

Nicholas DeBenedictis	13,333		34,224	*

George H. Glatfelter II	3,333		16,000	*

William L. Kacin	103,225		37,188	1.2%

Alan Lawley, Ph.D.	50,876		28,298	*

Gary J. Morgan	31,751	(4)	82,315	*

Michael J. Morris	14,221		43,114	*

Constantine N. Papadakis, Ph.D.	-		16,000	*

James G. Board	158	(5)	37,468	*

Gregory C. Kimmer	25,778	(6)	35,602	*

Paul A. Tetley	3,856	(7)	56,535	*

All Directors, nominees and executive officers as a group (16 persons)	326,868	(8)	623,949	8.0%

*	Less than 1% of the Company’s outstanding Common Shares.

(1)
The number of Common Shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. This number of shares beneficially owned therefore includes all shares that may be acquired within 60 days pursuant to the exercise of stock options.

(2)
The percent ownership for each shareholder on March 23, 2007 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 11,220,577 shares plus any shares acquirable (including stock options exercisable) by that person within 60 days after March 23, 2007.

(3)	The number of shares held by Mr. De Hont includes 6,064 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(4)	The number of shares held by Mr. Morgan includes 17,298 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(5)	The number of shares held by Mr. Board includes 158 Common Shares beneficially held through the Company’s 401(k) Plan.

(6)	The number of shares held by Mr. Kimmer includes 10,375 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(7)	The number of shares held by Mr. Tetley includes 3,856 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(8)
The number of shares held by all sixteen executive officers and Directors as a group include 82,813 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of our outstanding Common Shares as of January 31, 2007. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Beneficially Owned
Royce & Associates, LLC	1,163,699	(1)	9.8%
1414 Avenue of Americas
New York, NY 10019

(1)     Royce and Associates, LLC, a registered investment advisor, is deemed to have beneficial ownership of 1,163,699 shares, as described on Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5 was required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during the fiscal year ended January 31, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

 Overview of Compensation

The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee” or “Committee”) is composed only of independent non-employee members of the Board of Directors and has responsibility for establishing and implementing the Company’s executive compensation philosophy. The Committee makes recommendations to the Board of Directors (the “Board”) concerning compensation policies for the Company’s executive officers, other senior managers and the Directors, except that the Committee, with other independent Directors as determined by the Board, has the sole authority to set compensation for the Chief Executive Officer. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended January 31, 2007, as well as the other individuals included in the Summary Compensation Table on page 15, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee makes every effort to ensure that the Company’s compensation program is consistent with the values of Met-Pro Corporation and furthers its business strategy. The Committee has established the following compensation objectives for the Company’s named executive officers and other senior managers as important elements of its overall compensation philosophy:

w
Align the interests of executives, including the Company’s named executive officers, with those of the shareholders. The Committee believes it is appropriate to tie a portion of executive compensation to the value of the Company’s stock in order to more closely align the interests of the named executive officers and other senior managers with the interests of the Company’s shareholders.

w
Retain competent management. The Company’s executive compensation program components are designed to attract, retain and motivate highly qualified executives critical to achieving Met-Pro’s strategic objectives and building shareholder value.

w
Relate executive compensation to the achievement of the Company’s goals and financial performance, both short and long-term. The Committee’s executive compensation programs are designed to reward executives when performance results for the Company and the executive are above stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the Company on both a short-term and long-term basis.

The Committee reviews the Company’s compensation philosophy and objectives at least twice each year, once in December near the end of the fiscal year and once again in February at the start of the new fiscal year, to determine if revisions are necessary in light of market conditions, the Company’s strategic goals, and/or other relevant factors.

Role of Company Management in Compensation Decisions

The Committee makes decisions regarding the compensation of the Chief Executive Officer. The Chief Executive Officer annually reviews compensation for the other named executive officers and other senior managers and makes recommendations to the Committee based on individual performance. He proposes base salary adjustments and long-term incentive award grants for each of the other named executive officers and other senior managers to the Committee for approval. Together with the Chief Financial Officer, he also works with the participants in the Management Incentive Plan (the "Plan") to establish the thresholds and goals under the Management Incentive Plan, presents these thresholds and goals to the Committee as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis as to performance relative to these thresholds and goals, and presents to the Committee an assessment after the end of the fiscal year as to the extent to which the thresholds and goals were met by each of the participants in the Plan (other than himself). The Chief Executive Officer also has discretionary authority to distribute a certain pool of bonus money that may be available under the Management Incentive Plan to other participants in the Plan. The Committee reviews and approves, and may exercise discretion to modify, all recommendations made by the Chief Executive Officer. The Committee did not modify any of the Chief Executive Officer’s compensation recommendations for the named executive officers for the fiscal year ended January 31, 2007.

Establishing Executive Compensation

   The primary objectives of Met-Pro Corporation’s executive compensation program is to attract and retain highly qualified executive officers, to motivate them to achieve measurable performance objectives at their management level and to align their interests with those of Met-Pro Corporation’s shareholders. To achieve these objectives, the Company follows the basic principles that annual compensation should be competitive with other public manufacturing companies of similar size and market base, and that long-term compensation should generally be linked to Met-Pro Corporation’s total return to shareholders.

During fiscal year 2007, the Committee engaged Aon Consulting Inc., a national consulting firm with expertise in executive compensation, to analyze the Company’s compensation program for the named executive officers and other senior managers (as well as the Board of Directors). Aon Consulting conducted a structured evaluation of the Company’s executive compensation levels (in terms of both cash and equity) based on its understanding of the Company’s business strategy and compensation philosophy. Aon Consulting completed the following analyses to develop insights on market-wide compensation practices:

w	Matched Met-Pro Corporation’s executive positions to published compensation survey data for similar companies (in terms of revenue and industries served).

w	Adjusted all historic survey data for comparative purposes to January 1, 2007 levels at a 3.5% annualized rate increase. The following published survey sources were used:

	○	2006 Aon Consulting Executive Compensation Report
	○	2006 Confidential Executive Compensation Database - Regression
	○	2006 Confidential Executive Compensation Survey
	○	2005 William M. Mercer Benchmark Database - Executive Regression
	○	2006/2007 Watson Wyatt Industry Report on Top Management - Regression

w	Developed going rates in the market on a job-by-job basis using published compensation surveys and compared them against compensation data for the named executive officers.

This compensation review provided the Committee with relevant market data and alternatives to make compensation decisions for the named executive officers and other senior managers during fiscal year 2008, and the Committee expects to make various changes during fiscal year 2008 in its approach to executive and senior management compensation.

In making future compensation decisions, the Committee expects to also compare each component of the Company’s total compensation program against the Company’s peer group of similar publicly traded companies (collectively representing the Company’s “Compensation Peer Group”). In order to develop a formal Compensation Peer Group, Aon Consulting collected compensation level data (base salary, total cash compensation and total direct compensation) from the most recently filed proxies of select publicly traded companies with similar revenue levels and industry focus to that of Met-Pro Corporation. The Compensation Peer Group’s sales revenue range was $25.1 million to $731.7 million, with a median of $122.9 million. The Compensation Peer Group is designed to represent those companies of similar business and financial characteristics to that of the Company and with which the Company competes for business opportunities, managerial talent and shareholder investments. In addition, the Committee will on occasion review data from other larger companies that belong within relevant industry groups and serve comparable market niches. The Compensation Peer Group developed by Aon Consulting during its engagement consists of the following companies:

o Calgon Carbon Corporation	o Gorman-Rupp Corporation	o Fuel Tech Inc.
o Ceco Environmental Corporation	o Graco Inc.	o Reunion Industries
o Environmental Tectonics Corporation	o K-Tron International Inc.	o SL Industries Inc.
o Flanders Corporation	o MFRI Inc.	o Strategic Distribution Inc.
o Peerless Manufacturing Corporation	o Misonix Inc.

Compensation Components

The compensation components for the named executive officers consist of (i) base salary, (ii) the Company’s Management Incentive Plan, (iii) a long-term incentive (equity-based) program, and (iv) other executive benefits.  A discussion of these follows.

Base Salary

The Company provides the named executive officers with base salaries at dollar levels intended to fairly compensate them for services rendered during the year, and to help achieve the primary compensation objectives previously stated. Base salary ranges for named executive officers are designed to provide for different experience and performance levels within a specific position.

Consistent with the stated compensation objectives, the Committee has informally set base salary ranges for each of the various officer positions that it expects to periodically review and adjust. In establishing these base salary ranges, the Committee has drawn upon historical salary levels, and more recently, upon the data supplied to it by Aon Consulting, which indicate that Met-Pro’s base salaries, on average, are market competitive when compared to the published survey data for organizations of similar size within comparable industries. On an annual basis, the Committee requests the Chief Executive Officer to make base salary recommendations for the officers of the Company (other than himself) within these ranges.

Base salaries for named executive officers are reviewed annually or upon changes in responsibilities. The Committee considers the following factors (among others) during its review:

w	The Compensation Peer Group data and other market data for comparable positions;
w	Individual level of responsibility, performance and contributions to the Company; and
w	The Chief Executive Officer’s recommendations for named executive officers (other than himself).

In its February 2007 meeting, the Committee considered these factors, as well as others, and approved certain increases for the fiscal year 2008 from those reported in column (c) of the Summary Compensation Table on page 15.

Management Incentive Plan

A number of years ago, the Compensation Committee established a compensation plan (the “Management Incentive Plan” or the "Plan") which is presently applicable to the Chief Executive Officer, the Chief Financial Officer, the Company’s two Executive Vice Presidents, the Assistant to the President and the various individuals who function as General Managers of the Company’s business units (herein collectively “business units”). In the fiscal year ended January 31, 2007, a total of eleven employees participated in the plan and a total of $233,938 was awarded under the plan.

The Management Incentive Plan provides participating individuals with the opportunity to earn annual incentive awards (“awards”) based upon the performance of the operating segment or business unit managed by the individual Executive Vice President or General Manager, and for the achievement of measures relating to the individual’s own performance. In the case of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Assistant to the President, awards are based upon the performance of the overall Company, as well as the achievement of measures relating to that individual’s own performance. The types of measures and relative weight of those measures used in determining annual incentive awards are tailored to the position and organizational responsibility.

The amount of the award is based on a percentage of annual base salary. This percentage reflects the executive’s respective organizational level, position and responsibility for achievement of the Company’s strategic goals. In the fiscal year ended January 31, 2007, these percentages were as follows: for the CEO, 40% of base salary; for the CFO and the Executive Vice Presidents, 30% of base salary; for the Assistant to the President, 25% of base salary; and for the General Managers, 25% of base salary. At its meeting in February 2007, the Committee, drawing in part upon the data from the Aon Consulting report, established the following percentages for the fiscal year ending January 31, 2008: for the CEO, 50% of base salary; for the CFO, 40% of base salary; for the Executive Vice Presidents, 35% of base salary; for the Assistant to the President, 25% of base salary; and for the General Managers, 25% of base salary.

Under the terms of the Management Incentive  Plan, in order to be eligible for an award, certain objective threshold results must be met. The fiscal year 2007 Management Incentive Plan requirements were as follows: for the CEO, the CFO and the Assistant to the President, the achievement of a predetermined threshold financial target in terms of the Company’s diluted earnings per share (EPS); and for the Executive Vice Presidents and General Managers, the achievement of a predetermined profit before tax (PBT) amount at their respective operating segments or business units. The Committee retains the discretion, for purposes of determining an officer’s eligibility for a bonus under the Management Incentive Plan, to make adjustments to take into account extraordinary or unusual items outside of normal operations, such as capital asset sales or unusual expenses.

As discussed earlier in “Role of Company Management in Compensation Decisions”, the CEO, together with the CFO, works with the participants in the Management Incentive Plan to establish thresholds and goals under the Management Incentive Plan, presents these thresholds and goals to the Committee (typically in February of each year) as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis as to performance relative to these thresholds and goals, and presents to the Committee an assessment after the end of the fiscal year as to the extent to which the thresholds and goals were met by each of the participants in the Management Incentive Plan (other than himself).

A “threshold financial multiplier” is used as a computational factor in determining the actual award amount, the value of which varies depending on the relative achievement of the threshold financial target (EPS in the case of the CEO, the CFO and the Assistant to the President, PBT in the case of the Executive Vice Presidents and the General Managers). The specific threshold financial multiplier assigned, based upon the diluted EPS achieved, is shown in the table below. If the threshold financial target actually achieved at year-end is less than 90% of the targeted goal, no award will be paid, except to the extent of a defined bonus pool under the Plan from which the Chief Executive Officer has certain discretionary authority to grant awards.

Attainment of Threshold Financial Target	Threshold Financial Multiplier
less than 90%	0.00%
90%	50.00%
95%	75.00%
100%	100.00%
110%	110.00%
120%	120.00%
130%	130.00%
140%	140.00%
150%	150.00%
greater than 150%	150.00%

After achieving 90%, or greater than 90%, of the threshold financial target, the award calculation requires the participant to meet certain financial and performance goals. For the CEO, the CFO and the Assistant to the President, the financial and performance goals consist of diluted earnings per share and predetermined personal performance goals. The weight assigned to diluted earnings per share and personal performance goals were 65% and 35%, respectively. The financial and performance goals for the Executive Vice President of the Fluid Handling Technologies segment consist of profit before tax, net sales, inventory turnover, accounts receivable days outstanding and predetermined personal performance goals. The weight assigned to profit before tax, net sales, inventory turnover, accounts receivable days outstanding and personal performance goals were 35%, 30%, 10%, 10% and 15%, respectively. The financial and performance goals for the Executive Vice President of the Product Recovery/Pollution Control Technologies segment consisted of profit before tax, net sales, accounts receivable days outstanding and predetermined personal performance goals. The weight assigned to profit before tax, net sales, accounts receivable days outstanding and personal performance goals were 35%, 30%, 20% and 15%, respectively. For the General Managers, the financial and performance goals consist of a number of possible performance measurements such as, profit before tax, net sales, accounts receivable days outstanding, inventory turns and predetermined personal performance goals. The weight assigned to these goals range from 10% to 40% and varies with the individual.

Based upon relative performance, the weight of each goal would be multiplied by a corresponding percentage within the range of 0% to 125%. If less than 90% of a particular goal is achieved, the multiplier would be 0%, between 90% and 100% the multiplier would be between 50% and 100%, between 100% and 125% the multiplier would be between 100% and 125%, and greater than 125% the multiplier would remain at 125%.

Additionally, for participants other than the CEO, the CFO and the Assistant to the President, the Management Incentive Plan provides that the financial and personal performance goals will be multiplied by a corporate goal percentage, which is based on the diluted earnings per share achieved by the Company during its fiscal year.  If the Company achieved less than 90% of its diluted earnings per share target, the corporate goal percentage would be 90%, otherwise the corporate goal percentage would be 100%.

The total actual award amount cannot exceed 150% of the eligible incentive level (that is, as previously discussed, for fiscal year 2007, 40% for the CEO; 30% for the CFO and the Executive Vice Presidents; 25% for the Assistant to the President; and 25% for the General Managers), meaning that the participant’s award amount will not be greater than 1.5 times the incentive level times the base salary.

The award amounts in formulaic terms can be expressed as:

For the CEO, the CFO and the Assistant to the President:

Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
(Financial and Performance Goals: EPS % + Personal Performance Goals %)

For the Executive Vice Presidents:

Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
(Financial and Performance Goals: PBT % + Net Sales % + Inventory Turnover % +
A/R Days Outstanding % + Personal Performance Goals %) x
(Corporate Goal %)

For the General Managers:

Award amount = (Eligibility and Incentive Level) x (Base Salary) x (Threshold Financial Multiplier) x
(Financial and Performance Goals: PBT % + Net Sales % +
A/R Days Outstanding % + Inventory Turns %+ Personal Performance Goals %) x
(Corporate Goal %)

The Committee approved the fiscal year 2007 Management Incentive Plan at its February 2006 meeting, reviewed expected payments under the Management Incentive Plan at its December 2006 meeting, and considered data presented by the CEO and CFO at its February 2007 meeting as to the attainment of thresholds and goals under the Management Incentive Plan by each of the Management Incentive Plan participants. At the February 2007 meeting, the Committee exercised its discretion under the Plan to discount the impact upon the earnings per share threshold for the CEO, the CFO and the Assistant to the President of a $234,180 expense incurred by the Company in the curtailment of pension benefits. The Committee assessed the CEO’s performance under the terms of the Management Incentive Plan and approved the payment of an incentive award to the CEO. The Committee also considered the CEO’s assessment of the performance by other participants in the Management Incentive Plan included the named executive officers other than the CEO, did not modify the conclusions reached by the CEO as to such performance, and approved of the payments of incentive awards to the indicated participants certain of whom included named executive officers. The awards made to the named executive officers under the 2007 Management Incentive Plan are included in the Non-Equity Incentive Plan Compensation column (e) of the Summary Compensation Table on page 15.

The Committee expects periodically to make changes to the terms of the Management Incentive Plan, and specifically expects to make changes to the fiscal year 2008 plan from that which has been described above.

Long-Term Equity Incentives

   The Company has historically provided long-term equity incentives, in the form of stock option grants, to the same group of executives who are participants in the Management Incentive Plan, as well as to certain other senior managers. The Committee views stock options as a key incentive for long-term organizational performance. The Committee believes that stock options are to be awarded to encourage creation of increased value for the Company’s shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership. The Committee’s approach is to consider a grant of stock options within the context of the demonstrated level of performance and to induce future performance and retention.

The Company has three stock option plans under which currently issued and outstanding options have been granted: the 1997 Stock Option Plan (the “1997 Plan”), adopted by the Company’s Board of Directors on February 24, 1997 and approved by the shareholders on June 4, 1997; the 2001 Stock Option Plan (the “2001 Plan”), adopted by the Company’s Board of Directors on February 26, 2001 and approved by the shareholders on June 20, 2001; and the 2005 Equity Incentive Plan (the “2005 Plan”), adopted by the Company’s Board of Directors on February 21, 2005 and approved by the shareholders on June 8, 2005. No shares are available for future grants under the 1997 Plan, and an aggregate of 506,515 Common Shares are available as of the date of this proxy statement for grant under the 2001 and 2005 Plans, plus an indeterminate number of additional shares resulting from anti-

dilution adjustments. These Plans provide for the granting of options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 as well as options which are not intended to satisfy such requirements, as well as other equity incentives.

The Committee’s current practice is to consider at its December meeting recommendations from the CEO as to stock option awards to the Company’s named executive officers (other than himself), the General Managers, and such other senior managers as the CEO believes appropriate, and to take action at such meeting with respect to grants. The Company’s current practice is to provide for vesting at a rate of one-third per year over the first three years of the ten-year term of the stock option. The Committee believes the vesting schedule aids the Company in retaining executives and motivating their long-term performance. Vesting and exercise rights cease ninety (90) days after termination of employment except in cases of death, disability or retirement. The Committee uses the Black-Scholes option pricing model to value the stock options which are granted.

Retirement Benefits

Executive officers are eligible to participate in a tax-qualified 401(k) defined contribution plan. Executive officers also participate in the Salaried Pension Plan, which is a funded, tax-qualified non-contributory defined benefit pension plan that was amended during the fiscal year ended January 31, 2007 to freeze the accrual of future benefits for all salaried and non-union hourly employees, effective on December 31, 2006. The CEO and the CFO participate in the Pension Restoration Plan, which is an unfunded non-qualified plan. Gregory C. Kimmer, Vice President-Duall Division, participates in the Deferred Compensation Plan, a funded non-qualified plan. A description of these plans and the benefits payable to each named executive officer upon retirement is set forth in the “Pension Benefits” section on page 18.

The Compensation and Stock Option Committee has recently engaged Aon Consulting to undertake a review of the Company’s retirement benefits and the Company may make changes in accordance with these findings.

Under the Company’s 401(k) defined contribution plan, the Company will match, in the form of Met-Pro Common Shares, up to 50% of the officer’s contribution up to 4% of compensation. Effective January 1, 2007, in connection with the freezing of the accrual of future benefits under the Company’s defined benefit plans, the Company added a discretionary contribution to the Plan for non-bargaining unit employees in the United States. The discretionary contribution is (i) 2% for employees under 45 years old or with less than 5 years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service. The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level. The plan is open to all employees and officers and participation is based upon the same terms and conditions.

Health and Related Benefits

The Company’s health and related plans include medical, life, disability, accidental death and dismemberment and travel accident coverage. The Company’s health and related benefit programs are designed to be competitive with other comparably sized corporations. The health and related benefits provided to executive officers are offered through broad-based plans applicable to all employees.

Other Benefits and Perquisites

All employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance. In addition, the Corporation provides vehicles to certain executives for use on Company business. For the fiscal year ended January 31, 2007, the total reimbursed expenses for all named executive officers related to other benefits and perquisites were less than $10,000 in value.

Stockholding Guidelines

        The Company has no formal stock ownership requirement for its named executive officers.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

   Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with Management. Based on this review and discussion, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders.

Submitted by the Compensation and Stock Option Committee,

George H. Glatfelter II (Chairman)
Nicholas DeBendictis
Constantine N. Papadakis, Ph.D.

April 3, 2007

COMPENSATION AND STOCK OPTION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Compensation and Stock Option Committee is currently or ever has been an employee or officer of the Company or any of its subsidiaries, nor has any member had any relationship with the Company, the disclosure of which is required under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. None of the Company’s executive officers serve as Directors or members of the Compensation and Stock Option Committee of any other “entity” (as defined by applicable rules).

SUMMARY COMPENSATION TABLE

    The table below summarizes the total compensation earned by each of the named executive officers during the fiscal year 2007.

   The named executive officers did not receive any payments which would be characterized as “Bonus” payments during the fiscal year 2007. Amounts listed under column (e), “Non-Equity Incentive Plan Compensation,” represent the annual incentive awards earned during the fiscal year 2007, as determined by the Compensation and Stock Option Committee at its February 26, 2007 meeting and payable on March 15, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Raymond J. De Hont	2007	$290,000	$61,801	$51,875	$40,298	$5,378	$449,352
Chairman, Chief Executive Officer and President

Gary J. Morgan	2007	201,000	33,871	26,920	42,301	5,049	309,141
Senior Vice President-Finance, Secretary, Treasurer and Chief Financial Officer

James G. Board	2007	175,000	16,836	31,800	8,936	2,187	234,759
Executive Vice President-Fluid Handling Technologies

Gregory C. Kimmer	2007	141,000	12,333	52,875	19,726	3,467	229,401
Vice President and General Manager, Duall Division

Paul A. Tetley	2007	175,000	28,978	-	10,804	4,395	219,177
Executive Vice President-Product Recovery/Pollution Control Technologies and General Manager, Strobic Air Corporation

(1)                       The amounts in column (c) include base salary.

(2)                    The amounts in column (d) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) for stock options, regardless of when the options were granted, and include amounts from awards granted prior to the fiscal year 2007.  The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant.  Assumptions used in the calculation of these amounts are included in the “Stock-Based Compensation” footnote to the Company’s audited financial statements for the fiscal year ended January 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2007.

 (3)                    The amounts in column (f) represent the actuarial increase in the present value of the named executive officers’ benefits under the Company’s Salaried Pension Plan and, in addition, the Pension Restoration Plan for Messrs. De Hont and Morgan, and the Deferred Compensation Plan for Mr. Kimmer, further described in the “Pension Benefits” section on page 18.  The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the Company’s financial statements.  The calculation assumes benefit commencement is at normal retirement age (age 65), and was calculated without respect to pre-retirement death, termination or disability.

(4)           The amounts in column (g) include contributions to the Company’s defined contribution plan as described on page 18.

(5)      The amounts in column (h) represent the total of columns (c) through (g).

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers during the fiscal year 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option	Grant Date Price of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#) (1)	Awards ($/Sh) (2)	Awards ($) (3)	Options ($/Sh) (2)
Raymond J. De Hont		(4)	$0	$116,000	$174,000	-	-	-	-
	12/15/2006		-	-	-	35,000	$14.53	$141,050	$14.54

Gary J. Morgan		(4)	0	60,300	90,450	-	-	-	-
	12/15/2006		-	-	-	15,000	14.53	60,450	14.54

James G. Board		(4)	0	52,500	78,750	-	-	-	-
	12/15/2006		-	-	-	10,000	14.53	40,300	14.54

Gregory C. Kimmer		(4)	0	35,250	52,875	-	-	-	-
	12/15/2006		-	-	-	6,000	14.53	24,180	14.54

Paul A. Tetley		(4)	0	52,500	78,750	-	-	-	-
	12/15/2006		-	-	-	10,000	14.53	40,300	14.54

(1)        The amounts in column (f) represent the number of stock options granted on December 15, 2006 as part of the fiscal year 2007 long-term incentive award.

(2)        The amounts in column (g) represent the exercise price of the stock options, which was the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the Company’s common stock on the New York Stock Exchange on the date of grant. The closing trade value on the Company’s Common Shares on the New York Stock Exchange on the date of grant was $14.54, as presented in column (i).

(3)                      The amounts in column (h) represents the fair value of the stock options granted on December 15, 2006 as part of the fiscal year 2007 long-term incentive award. The value is computed in accordance with SFAS No. 123(R), using a Black-Scholes option pricing model value of $4.03 per option.

(4)                       Columns (c), (d) and (e) show for each named executive officer the potential value of the payout of their fiscal year 2007 annual incentive award if the threshold, target and maximum performance goals are satisfied. Annual incentive awards were paid as follows and are reported in column (e) of the Summary Compensation Table on page 16: Mr. De Hont, $51,875; Mr. Morgan, $26,920; Mr. Board, $31,800; Mr. Kimmer, $52,875; and Mr. Tetley, $0. The Management Incentive Plan is described in the Compensation Discussion and Analysis on pages 8-13.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options by the named executive officers at January 31, 2007.

(a)	(b)	(c)	(d)	(e)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date (2)
Raymond J. De Hont	7,467	-	$5.5548	12/16/2009
	13,334	-	6.8063	2/26/2011
	13,334	-	7.3969	2/25/2012
	26,667	-	7.3575	2/24/2013
	33,334	-	12.8588	2/23/2014
	22,222	11,112	9.8813	2/22/2015
	22,666	11,334	12.0500	12/15/2015
	-	35,000	14.5300	12/15/2016

Gary J. Morgan	9,867	-	5.5548	12/16/2009
	11,556	-	6.8063	2/26/2011
	11,556	-	7.3969	2/25/2012
	13,334	-	7.3575	2/24/2013
	13,334	-	12.8588	2/23/2014
	8,890	4,444	9.8813	2/22/2015
	9,334	4,666	12.0500	12/15/2015
	-	15,000	14.5300	12/15/2016

James G. Board	5,334	-	6.8063	2/26/2011
	7,467	-	7.3969	2/25/2012
	5,334	-	7.3575	2/24/2013
	6,000	-	12.8588	2/23/2014
	5,334	2,666	9.8813	2/22/2015
	5,333	2,667	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

Gregory C. Kimmer	5,334	-	6.8063	2/26/2011
	7,467	-	7.3969	2/25/2012
	7,467	-	7.3575	2/24/2013
	5,334	-	12.8588	2/23/2014
	4,000	2,000	9.8813	2/22/2015
	4,000	2,000	12.0500	2/15/2015
	-	6,000	14.5300	12/15/2016

Paul A. Tetley	7,467	-	5.5548	12/16/2009
	7,467	-	6.8063	2/26/2011
	7,467	-	7.3969	2/25/2012
	7,467	-	7.3575	2/24/2013
	13,334	-	12.8588	2/23/2014
	5,334	2,666	9.8813	2/22/2015
	5,333	2,667	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

(1)                        The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(2)                        Options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two. All options granted during the fiscal year 2007 have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal year 2007 is on the fifteenth of December in the year following grant and then the options subsequently vest at a rate of one-third per year on each anniversary of that date.

OPTION EXERCISES AND YEAR END HOLDINGS

The following table provides information with respect to options exercised during the fiscal year ended January 31, 2007 by each of the named executive officers and the status of their options at January 31, 2007. In accordance with SEC rules, values are calculated by subtracting the exercise price from the average of the high and low prices of the Company’s Common Shares as reported by the New York Stock Exchange on the date of exercise, in the case of exercise, or on January 31, 2007, in the case of fiscal year-end values.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Value of Unexercised
	Option Awards		Number of Unexercised		In-The-Money
	Number of Shares	Value Realized	Options at FY-End		Options at FY-End (1)
	Acquired on Exercise	on Exercise	(#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond J. De Hont	-	$0	139,024	57,446	$789,781	$128,594
Gary J. Morgan	-	0	77,871	24,110	508,831	52,724
James G. Board	-	0	34,802	15,333	210,350	32,041
Gregory C. Kimmer	-	0	33,602	10,000	214,009	22,757
Paul A. Tetley	-	0	53,869	15,333	337,605	32,041

(1)           Market value of shares covered by in-the-money options on January 31, 2007 less option exercise price. Options are in-the- money if the market value of the shares covered thereby is greater than the option exercise price.

PENSION BENEFITS

Defined Contribution Plan

Effective April 1, 1999, the Company implemented a Defined Contribution Plan (the “401(k) Plan”). All employees of the Company in the United States are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age 21. Pursuant to this plan, employees can contribute up to 25% of their compensation to the Plan. The Company will match, in the form of Met-Pro Common Shares, up to 50% of the employee’s contribution up to 4% of compensation. Effective January 1, 2007, the Company added a discretionary contribution to the Plan for non-bargaining unit employees in the United States in lieu of the Defined Benefit Plan, which was frozen on December 31, 2006, and accelerated the eligibility to participate in the 401(k) Plan from the completion of one year of service to six-months of service. The discretionary contribution is (i) 2% for employees under 45 years old or with less than five years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service. The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level. During the Company’s fiscal year ended January 31, 2007, the Company made contributions to the 401(k) Plan in the amount of $5,378 for Raymond J. De Hont, $5,049 for Gary J. Morgan, $2,187 for James G. Board, $3,467 for Gregory C. Kimmer, $4,395 for Paul A. Tetley and $28,926 for all executive officers as a group (8 persons).

Salaried Employee Stock Ownership Plan

Pursuant to the Company’s Salaried Employee Stock Ownership Plan (the “Ownership Plan”), the Company may make discretionary contributions to the Company’s Salaried Employee Stock Ownership Trust (the “Trust”) either in cash or in Company Common Shares. The Trust uses the cash contributions and dividends received to purchase shares of the Company’s Common Shares. All full-time salaried employees who are at least 21 years of age and who have been employed by the Company on a full-time basis for at least one year are eligible to participate in the Ownership Plan. All shares acquired by the Trust are allocated to the accounts of eligible employees based on their respective salaries. Employees nearing retirement have discretion to diversify a portion of their investment. There were no contributions by the Company to the Employee’s Stock Ownership Trust during the fiscal years ended in 2007, 2006 and 2005, and the Company does not presently expect to make any future contributions to the Trust.

Pension Plans

The Salaried Pension Plan (the “Retirement Plan”) is a funded, tax-qualified noncontributory defined benefit pension plan that covers certain employees, including the named executive officers. Benefits under the Retirement Plan are calculated as an annuity of one percent of the participant’s final average earnings for the five highest consecutive years of the last ten years multiplied by years of service. Earnings covered by the Retirement Plan include annual salary and non-equity incentive paid pursuant to the Company’s Management Incentive Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For the fiscal year ended 2007, the annual limitation was $220,000.

Effective February 1, 2000, the Board of Directors adopted a Pension Restoration Plan for Messrs. Kacin and Morgan. Mr. De Hont was added to the Pension Restoration Plan effective February 1, 2001. The Pension Restoration Plan is an unfunded supplemental plan that provides out of the Company’s general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan.

The following table shows the estimated annual Retirement Plan and Pension Restoration Plan benefits on a straight life (no death benefit) basis payable for various earnings levels upon retirement at age 65, after 15, 20, 25, 30 and 35 years of credited service to the Company:

Years of Service
Five Year Average Earnings	15	20	25	30	35

$100,000		$15,000	$20,000	$25,000	$30,000	$35,000
125,000		18,750	25,000	31,250	37,500	43,750
150,000		22,500	30,000	37,500	45,000	52,500
170,000		25,500	34,000	42,500	51,000	59,500
175,000		26,250	35,000	43,750	52,500	61,250
200,000	(1)	30,000	40,000	50,000	60,000	70,000
225,000		33,750	45,000	56,250	67,500	78,750
250,000		37,500	50,000	62,500	75,000	87,500
300,000		45,000	60,000	75,000	90,000	105,000
350,000		52,500	70,000	87,500	105,000	122,500
400,000		60,000	80,000	100,000	120,000	140,000
450,000		67,500	90,000	112,500	135,000	157,500
500,000		75,000	100,000	125,000	150,000	175,000

(1)	Internal Revenue Code Section 401(a)(17) limits earnings used to calculate Retirement Plan benefits totaled $220,000 and $210,000 for fiscal years 2007 and 2006, respectively.

As of January 31, 2007, Messrs. De Hont and Morgan had accrued 11 and 27 years of service, respectively, under the Retirement Plan and the related Pension Restoration Plan. Messrs. Board, Tetley and Kimmer each had accrued 6, 10 and 18 years of service, respectively, under the Retirement Plan for this same period.

Deferred Compensation Plan

Prior to the acquisition of the Duall Division in fiscal year 1989, Gregory C. Kimmer, Vice President-Duall Division, was party to a Deferred Compensation Plan, which was effective December 4, 1987. The Deferred Compensation Plan provides Mr. Kimmer with a monthly retirement income equal to $2,093 for a period of fifteen years beginning at the retirement age of sixty-five years. In the event of Mr. Kimmer’s death after retirement, whether prior to or after he has begun to receive the retirement benefits, his designated beneficiary or beneficiaries shall be entitled to receive any remaining balance of such payments.

Mr. Kimmer shall receive a non-forfeitable right to the benefits above equivalent to one (1) divided by the difference between the retirement age of sixty-five years and Mr. Kimmer’s age as of the effective date of the Deferred Compensation Plan. The percentage shall then be multiplied by the number of actual years of service provided for Mr. Kimmer to give his vested portion of the benefits provided hereunder. Mr. Kimmer was thirty-two years old on the effective date of the Deferred Compensation Plan and has a total of twenty-nine years of service.

In the event of a disability, Mr. Kimmer shall become one-hundred percent vested in his right to receive a monthly disability payment. Mr. Kimmer shall receive a monthly income equal to twenty-five percent of his former monthly base salary as of April 1, 1986, which is defined as $650, increased annually by three and one-half percent, compounded annually, up to and including the year he becomes disabled. These monthly payments shall continue for a term of fifteen years.

In the event of Mr. Kimmer death while employed by the Company, he shall become one-hundred percent vested in his right to receive a death benefit. Mr. Kimmer’s designated beneficiary or beneficiaries shall be entitled to receive a monthly death benefit equal to one-hundred percent of his base salary as of April 1, 1986, which is $2,600. These monthly payments shall continue for a period of fifteen years.

On June 4, 1986, the prior owner of Duall Division, Duall Industries Inc., purchased a whole life policy from Northwestern Mutual Life to cover the liabilities of the Deferred Compensation Plan for Mr. Kimmer. The cash value of this policy as of January 31, 2007 amounted to $126,923.

The following table shows, as to each of the named executive officers, (1) the number of years of Credited Service as of October 31, 2006 (measurement date of plans), (2) present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Raymond J. De Hont	Retirement Plan	11.33	$100,738	$0
	Pension Restoration Plan	11.33	54,525	0
Gary J. Morgan	Retirement Plan	26.58	208,931	0
	Pension Restoration Plan	26.58	42,341	0
James G. Board	Retirement Plan	5.83	40,420	0
Gregory C. Kimmer	Retirement Plan	18.33	104,239	0
	Deferred Compensation Plan	29.81	64,471	0
Paul A. Tetley	Retirement Plan	9.75	51,874	0

(1)            Based upon the pension plans measurement date of October 31, 2006.

(2)             The amounts in column (d) represent the present value of accumulated benefits for the period ended October 31, 2006. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2007.

In 2000, the Company established a Supplemental Executive Retirement Plan (“SERP”) for William L. Kacin, who was the Company’s CEO and Chairman at the time. This Plan, which is a non-qualified and unfunded plan, was approved by the Board of Directors and is intended to provide Mr. Kacin with a total retirement benefit, in combination with the Retirement Plan, Pension Restoration Plan and Directors’ Retirement Plan, that is commensurate with the retirement benefits for Chief Executive Officers of other comparable companies. Under the terms of the SERP, Mr. Kacin receives benefits under the SERP equal to the difference between (i) the monthly benefit that would be payable under the Retirement Plan, except that the amount shall be determined without regard to the ERISA limitations and the one percent benefit in the Retirement Plan will be replaced with a two percent benefit and (ii) the benefits payable to Mr. Kacin under the Retirement Plan, Pension Restoration Plan, Directors’ Retirement Plan and Social Security retirement benefit.

COMPENSATION TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS

Mr. De Hont is party to a Key Employee Severance Agreement with the Company which provides that in the event the Company terminates his employment, other than for cause, within eighteen months following a “change of control”, or if Mr. De Hont voluntarily terminates such employment within eighteen months subsequent to a “change of control”, the Company shall be obligated to pay him an amount equal to two years of base salary. Payment would be made in a lump sum upon cessation of employment or, at Mr. De Hont’s option, in equal monthly installments over a two-year period. The base annual salary payable to Mr. De Hont for the fiscal year ending January 31, 2008 is $310,000.

Mr. Morgan is also party to a Key Employee Severance Agreement on terms that are identical to those to which Mr. De Hont is party, except that the amount of compensation is equal to eighteen months of base salary. Mr. Morgan’s base annual salary for the fiscal year ending January 31, 2008 is $210,000.

The Directors’ Retirement Plan also provides for the payment of certain benefits to certain Directors in the event of a “change of control”, as discussed under “Director Compensation - Directors’ Retirement Plan” elsewhere herein. In addition, as disclosed in such section of this Proxy Statement, the Company’s stock option agreements provide for the immediate vesting of all unvested stock options upon a “change of control”.

CERTAIN BUSINESS RELATIONSHIPS

The Company has no transactions or other payments to disclose under this heading under applicable SEC rules for the fiscal year 2007.

DIRECTOR COMPENSATION

   The Company’s compensation philosophy for non-employee Directors is consistent with the philosophy established for the Company’s named executive officers. The compensation program is designed to attract and retain Directors with the necessary experience to represent the Company’s shareholders and to advise the Company’s executive management. It is also important that the compensation program aligns the Board of Directors with the interests of long-term shareholders. The Company uses a combination of cash and stock options to compensate Directors, and targets compensation survey data from the companies included in the Compensation Peer Group discussed in the Compensation Discussion and Analysis section of the proxy, as well as similar industry segments and industry in general.

Cash Compensation Paid to Board Members

   For fiscal year 2007, members of the Board who were not employees of the Company received an annual cash retainer of $10,000, paid in quarterly increments. In addition, the Chair of the Compensation and Stock Option Committee received an annual cash retainer in the amount of $1,500 and the Chair of the Audit Committee received an annual cash retainer in the amount of $3,500. Directors also receive a fee of $1,250 per day for each day during which one or more Board meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman), and $800 per day for each day in which Committee meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman.) Directors who are employees of the Company receive no compensation for their service as Directors.

Option Awards Paid to Board Members

The non-employee Directors are paid an annual stock option grant on terms that are intended to be substantially similar to the terms of the options granted to the Company’s executive officers. For the fiscal year 2007, the stock option grant was for 10,000 shares. The option terms, which the Board has the authority to change from time to time, subject to the terms of the Company’s stock option plans, in general, are as follows: an exercise price that is equal to the average of the high and low price of the Company’s Common Shares on the date of grant; a vesting period of three years; provided, however, that in the event of a “change of control”, any unvested portion of the option shall become immediately exercisable. The vesting period for stock option grants prior to fiscal year 2007 was two years, with one-third of the shares covered by the option being immediately exercisable. The duration of the option shall be for up to ten years, subject to earlier termination under various conditions. The grant date is typically the same date as the date that options are granted to the Company’s senior employees. Consistent with the Company’s practice of granting options to Board members at the time of the grant of options to senior employees, options for 10,000 shares were granted at the December 2006 meeting to the Company’s non-employee Directors at the average of the high and low of the Company’s Common Shares as quoted on the New York Stock Exchange on the date of the grant, which was $14.53 per share.

Directors’ Retirement Plan

The Board’s current policy as to an annual grant of options for non-employee Directors was intended to replace participation by non-vested Directors in the Directors’ Retirement Plan that the Board had established in 1994 (the “Directors’ Plan”). Of the Company’s current Directors, only Messrs. Kacin and Lawley will receive benefits in the future under the Directors’ Plan as a result of the fact that each such person was vested as of December 16, 1999, the date of the Board’s action on this plan. The accrual of benefits under the Directors’ Plan for Dr. Lawley ceased as of December 16, 1999, in that Dr. Lawley elected to receive options as aforementioned for continued service as Director in lieu of participation under the Directors’ Plan. The Directors’ Plan, which was established in 1994, provides that Directors who have completed six years of service will be eligible to receive deferred compensation after they cease to serve or reach age 70, whichever last occurs. Payment will be made in annual installments based on $1,000 for each year of service as a Director, up to a maximum of $10,000 and for a period equal to the length of service, up to a maximum of 15 installments. Directors who have served as a Chief Executive Officer for at least six years will be eligible to receive additional annual deferred compensation at the rate of $1,000 for each year of service as an officer and/or Director, up to a maximum of $20,000, for a period equal to the length of such service, up to twenty years. In the event of death before payments have been completed, the remaining annuity payments will be paid to the Director’s surviving spouse. If there is no surviving spouse, a lump sum payment will be paid to the Director’s estate equal to the sum of ten annual retirement payments, less the total paid prior to death.

The Directors’ Plan further provides that if a Director’s services are terminated upon or after a “change in control” of the Company, the Director is entitled to an immediate lump sum payment of the benefits then applicable to such Director, and future payments due under the Plan to former Directors shall be accelerated and shall be immediately due and payable. For purposes of the Plan, a “change in control” shall be deemed to occur if any person or group of persons as defined shall become the beneficial owner of 30% or more of the Company’s voting securities, or there shall be a change in the majority composition of the Company’s Board of Directors, or the shareholders of the Company shall approve a merger or other similar reorganization in which the persons who were shareholders of the Company prior to such merger do not immediately thereafter own more than 50% of the voting securities of the Company, or in the event of a change of control as defined in any other agreement or plan of the Company. There are additional provisions to vest stock options upon death, disability, retirement and cessation of the Director’s services.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each Director during the fiscal year 2007.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($) (4)
George H. Glatfelter II	$19,400	$17,801	$0	$37,201
Alan Lawley, Ph.D.	22,200	17,801	4,293	44,294
Nicholas DeBenedictis	26,150	17,801	0	43,951
William L. Kacin (5)	17,500	17,801	24,993	60,294
Michael J. Morris	29,275	17,801	0	47,076
Constantine N. Papadakis, Ph.D.	19,800	17,801	0	37,601

(1)	The amounts in column (b) represent fees paid for board retainers, committee retainers, board meetings and committee meetings.

(2)
 The amounts in column (c) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended January 31, 2007, in accordance with SFAS No. 123(R) for stock options, regardless of when the options were granted, and include amounts from awards granted prior to the fiscal year 2007.  The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant.  Assumptions used in the calculation of these amounts are included in the “Stock-Based Compensation” footnote to the Company’s audited financial statements for the fiscal year ended January 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2007.

(3)
The amounts in column (d) represent the actuarial increase in the present value of benefits under the Directors’ Retirement Plan for Dr. Lawley and Mr. Kacin as described in the Directors’ Retirement Plan section on page 21.

(4)	The amounts in column (e) represent the total of columns (b), (c) and (d).

(5)	Mr. Kacin will be retiring as a Director on June 6, 2007. Reported compensation reflects amounts earned or accrued during the fiscal year 2007.

(6)	The following table provides information on the holdings of stock options by each Director at January 31, 2007.

(a)	(b)	(c)	(d)	(e)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (7)	Option Expiration Date (8)
George H. Glatfelter II	6,222	3,112	$9.8813	2/22/2015
	6,666	3,334	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

Alan Lawley, Ph.D.	2,964	-	7.3575	2/24/2013
	9,334	-	12.8588	2/23/2014
	6,222	3,112	9.8813	2/22/2015
	6,666	3,334	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

Nicholas DeBenedictis	8,890	-	7.3575	2/24/2013
	9,334	-	12.8588	2/23/2014
	6,222	3,112	9.8813	2/22/2015
	6,666	3,334	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

(a)	(b)	(c)	(d)	(e)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (7)	Option Expiration Date (8)
William L. Kacin	11,854	-	7.3575	2/24/2013
	9,334	-	12.8588	2/23/2014
	6,222	3,112	9.8813	2/22/2015
	6,666	3,334	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

Michael J. Morris	8,890	-	7.3969	2/25/2012
	8,890	-	7.3575	2/24/2013
	9,334	-	12.8588	2/23/2014
	6,222	3,112	9.8813	2/22/2015
	6,666	3,334	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

Contantine N. Papadakis, Ph.D.	6,222	3,112	9.8813	2/22/2015
	6,666	3,334	12.0500	12/15/2015
	-	10,000	14.5300	12/15/2016

(7)            The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and  low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(8)   Options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two. All options granted during the fiscal year 2007 have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal year 2007 is on the fifteenth of December in the year following their grant and then the options subsequently vest at a rate of one-third per year on each anniversary of that date.

The following table shows, as to each Director who is eligible for pension plan benefits, (1) the number of years of Credited Service as of October 31, 2006 (measurement date of plans), (2) present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)		(c)	(d)	(e)
Name	Plan Name		Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Alan Lawley, Ph.D.	Directors’ Retirement Plan		9.00	$49,660	$0
William L. Kacin	Retirement Plan	(3)		1,186,577	112,966
	Supplemental Executive Retirement Plan	(3)		414,669	39,476
	Directors’ Retirement Plan		(4)	275,556	0

(1)            Based upon the pension plans measurement date of October 31, 2006.

(2)            The amounts in column (d) represent the present value of accumulated benefits for the period ended October 31, 2006. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2007.

(3)            Mr. Kacin started receiving payments under the Retirement Plan and Supplemental Executive Retirement Plan on February 1, 2003.

(4)           Mr. Kacin served as an officer of the Met-Pro Corporation for twenty-seven years and a Director for fourteen years as of the measurement date of the Directors’ Retirement Plan.

The Board receives recommendations periodically from the Compensation and Stock Option Committee as to appropriate policies on Directors’ compensation, and may make changes from time to time based upon such recommendations.

STOCK PERFORMANCE GRAPH

The total return on investment assumes $100 invested at the beginning of the period in (i) the Common Shares of the Company, (ii) a Peer Group, consisting of the companies identified in footnote (1) below (which is the same Peer Group as in the prior fiscal year’s stock performance graph, except for the omission of companies that were acquired during the prior fiscal years) and (iii) the Russell 2000 Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Met-Pro Corporation, Peer Group Index
and
Russell 2000 Index

2002	2003	2004	2005	2006	2007

Met-Pro Corporation	$100.00	$105.51	$179.40	$139.66	$192.54	$231.32
Peer Group Index	100.00	79.44	119.09	157.23	222.60	287.79
Russell 2000 Index	100.00	77.04	120.22	129.17	151.77	165.67

(1)     The 2007 Peer Group is made up of the following companies selected on an industry basis: Flanders Corporation; Flowserve Corporation; Gorman-Rupp Company; Idex Corporation; Met-Pro Corporation; Peerless Manufacturing; Robbins & Myers Inc.; and Roper Industries Inc. The 2005 Peer Group included the same companies plus Cuno Inc. and Ionics Inc., which were acquired during the fiscal year. The Peer Group for earlier years is not identical to the 2005 or 2006 Peer Groups.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of three Directors, all of whom are independent in accordance with New York Stock Exchange listing standards, the rules of the SEC applicable to audit committee members and the Company’s Corporate Governance Guidelines.

The current charter of the Audit Committee of the Board specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

w	the integrity of the Company’s financial statements and internal controls;
w	the Company’s compliance with legal and regulatory requirements;
w	the qualifications and independence of the Company’s independent registered public accountants; and
w	the performance of the Company’s internal audit function and the independent registered public accountants.

The full text of the Audit Committee’s charter is available on our Company’s website at www.met-pro.com under the “Investor Relations - Corporate Governance” captions. A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent registered public accountants are responsible for auditing those financial statements and expressing their opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

       As a part of its oversight of the Company’s financial statements, the Audit Committee met five times during the fiscal year 2007 to review and discuss, with both management and the Company’s independent registered public accountants, all annual and quarterly financial statements prior to their issuance. Management represented to the Audit Committee that each set of the Company’s consolidated financial statements reviewed were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. The Audit Committee held discussions with the independent registered public accountants on matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. The Committee also discussed with the Company’s independent registered public accountants matters relating to their independence, including a review of audit and non-audit engagement fees and the written disclosures from the Company’s independent registered public accountants to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

       The Audit Committee, prior to the commencement of the audit, discussed with the Company’s independent registered public accountants the overall scope and plans for its audit. The Committee also met with the independent registered public accountants to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors on April 4, 2007, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, the selection of Margolis & Company P.C. as the Company’s independent registered public accountants for the fiscal year ending January 31, 2008.

Submitted by the Audit Committee,

Michael J. Morris (Chairman)
Nicholas DeBenedictis
Alan Lawley, Ph.D.

April 4, 2007

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of the selection of Margolis & Company P.C. as independent registered public accountants to the Company to serve for the fiscal year ending January 31, 2008, unless such engagement shall be earlier terminated. That firm, which has acted as independent auditor of the Company since 1971, has reported to the Company that none of its members have any direct financial interest or material indirect financial interest in the Company.

A representative of Margolis & Company P.C. is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR the ratification of the selection of Margolis & Company P.C. as independent registered public accountants for the fiscal year ending January 31, 2008.

OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accountants unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the SEC. It is the Committee’s practice each year to approve the independent registered public accountants' retention to audit our financial statements, including the associated fee, before the filing of the preceding year’s Annual Report on Form 10-K. Early in the fiscal year, the Audit Committee intends to evaluate other known potential engagements by the Company of the independent registered public accountants, including the scope of the work proposed to be performed and the proposed fees, and to approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accountants' independence from management. At each subsequent Audit Committee meeting, the Committee expects to receive updates on the services actually provided by the independent registered public accountants, and management may present additional services for approval. These might, for example, be services for due diligence for an acquisition that would not have been known earlier in the fiscal year. The Audit Committee has the discretion to delegate to its Chairman the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman approves any such engagements, he or she will report that approval to the Committee at the next Committee meeting.

Since May 6, 2003, the effective date of the SEC rules stating that an auditor is not independent of an audit client if services that it provides to the client are not appropriately approved, there have been no new non-audit engagements of Margolis & Company P.C.

Audit and Other Fees

The following table presents fees for professional audit services rendered by Margolis & Company P.C. for the audit of the Company’s annual financial statements for the fiscal years ended January 31, 2007 and January 31, 2006, and fees billed for other services rendered by Margolis & Company P.C. during those periods.

	2007	2006
Audit fees (1)	$170,000	$159,000
Audit related fees (2)	22,000	21,000
Tax fees (3)	45,000	86,000
All other fees (4)	20,000	0
Total	$257,000	$266,000

(1)
Audit fees consisted of audit work performed on the Company’s annual consolidated financial statements and the reviews of Quarterly Reports on Form 10-Q, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. In the fiscal year ended January 31, 2007, audit fees also include fees for the audits of: (i) the effectiveness of internal control over financial reporting and (ii) management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consisted of audit work performed on the employee benefit plans.

(3)	Tax fees consisted principally for services related to the preparation of the corporate income tax returns.

(4)	The Company’s Audit Committee engaged Margolis & Company P.C. for other services related to a Securities and Exchange Commission comment letter process during the fiscal year ended January 31, 2007.

All services rendered by Margolis & Company P.C. in the fiscal year ended January 31, 2007 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee pre-approval policy is set forth in the “Audit Committee Charter” which is available on our Company website at www.met-pro.com under the “Investor Relations - Corporate Governance” captions. A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

PROPOSAL NO. 3
OTHER BUSINESS

The Board of Directors is not aware of any other matters to come before this meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

SHAREHOLDER PROPOSALS

Any shareholder wishing to submit a proposal for inclusion in the written proxy statement for the 2008 Annual Meeting of Shareholders must submit the proposal to Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438 prior to December 24, 2007 in order to be considered for inclusion in the written proxy statement. The submission of such proposals by shareholders and the consideration of such proposals by the Company for inclusion in next year’s proxy statement and form of proxy are subject to applicable rules and regulations of the Securities and Exchange Commission.

Shareholders who wish to present a Director nomination or any other business at the 2008 Annual Meeting of Shareholders, which the Company expects to hold on June 4, 2008, are required by the Company’s Bylaws to notify the Secretary in writing between February 5, 2008 and March 7, 2008. The notice from the shareholder must provide certain information that is described in Section 2.3 of the Company’s Bylaws. A copy of these Bylaw requirements will be provided upon written request to the Secretary at the address given in the preceding paragraph, and the notice to the Secretary containing the required information should be sent to this address as well. The Company is not required to include in its written proxy statement nominations and proposals that are properly submitted as described in this paragraph.

The Company retains discretion to vote proxies it receives with respect to proposals received after March 7, 2008. The Company retains discretion to vote proxies it receives with respect to proposals received prior to March 7, 2008, provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (ii) the proponent does not issue his or her own proxy statement.

Gary J. Morgan
Secretary

Harleysville, Pennsylvania
April 20, 2007

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO GARY J. MORGAN, SECRETARY, MET-PRO CORPORATION, 160 CASSELL ROAD, P.O. BOX 144, HARLEYSVILLE, PENNSYLVANIA 19438.

ANNUAL MEETING OF SHAREHOLDERS OF

MET-PRO CORPORATION

June 6, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 060607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

NOMINEES:
- ○ Raymond J. De Hont
- ○ Nicholas DeBenedictis

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to Ratify the Appointment of Margolis & Company P.C. as independent registered public accountants **(The Board of Directors recommends a vote "FOR" this proposal.)**	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed, will be voted in the manner directed here by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.